Exhibit 99.1

Marathon Digital Holdings Reports First Quarter 2024 Results

– Revenues Increase 223% to a Record $165.2 Million

– Net Income Increases 184% to a Record $337.2 Million, or $1.26 per Diluted Share

– Adjusted EBITDA Increases 266% to a Record $528.8 Million

Fort Lauderdale, FL – May 9, 2024 – Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), global leader in leveraging digital asset compute to support the energy transformation, reported its financial and operational results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial and Operational Highlights

●	Energized hash rate increased 142% to 27.8 EH/s in Q1 2024 from 11.5 EH/s in Q1 2023
●	Produced 2,811 BTC during Q1 2024, a 28% increase from Q1 2023
●	Revenues increased 223% to $165.2 million in Q1 2024 from $51.1 million in Q1 2023
●	Net income increased 184% to $337.2 million, or $1.26 per diluted share, in Q1 2024 from $118.7 million, or $0.72 per diluted share, in Q1 2023
●	Adjusted EBITDA increased 266% to $528.8 million in Q1 2024 from $144.5 million in Q1 2023
●	Combined unrestricted cash and cash equivalents and bitcoin increased to $1.6 billion as of March 31, 2024
●	Introduced Anduro, a new multi-chain Bitcoin layer-two network aimed at accelerating Bitcoin development and adoption
●	Launched the Company’s first products and services to support the Bitcoin ecosystem, including:

○	Slipstream – a direct Bitcoin transaction submission service designed to streamline confirmations of large or non-standard Bitcoin transactions;
○	MARAFW – custom firmware designed to optimize the individual chip settings of Bitcoin miners;
○	MARA UBC 2100 – a replacement control board, designed in-house by Marathon; and
○	MARA 2PIC700 – a next generation two-phase immersion cooling system built to transform data center operations with industry leading power, density, and efficiency

●	Closed multiple acquisitions of data centers, increasing mining portfolio to more than 1.1 gigawatts of capacity, 54% of which resides on sites now directly owned and operated by the Company
●	Increased 2024 hash rate target to 50 EH/s, representing approximately 100% growth in hash rate during 2024

Management Commentary

“During the first quarter of 2024, we doubled the size of our portfolio of digital asset compute, launched our first products and services to support the Bitcoin ecosystem, and we battled against operational challenges to produce record financial results,” said Fred Thiel, Marathon’s chairman and chief executive officer. “In less than four months we initiated, closed, and integrated the acquisitions of our first three sites. As a result, we doubled the size of our portfolio to 1.1 gigawatts of capacity, 54% of which we now directly own and operate. After bringing our first products to market in March, we secured our first paying customers for MARA firmware and began building a robust sales pipeline for our two-phase immersion system.

“Despite the operational challenges we faced in the first quarter, we were able to leverage our agility to redistribute equipment to newly acquired sites amidst ongoing repairs. When combined with our HODL strategy, these actions allowed us to capitalize on Bitcoin’s positive momentum and produce record financial results for the quarter. We grew our topline to a record $165.2 million, improved net income to a record $337.2 million, and generated adjusted EBITDA of $528.8 million.

“With the expansion capacity we have gained from our recent acquisitions, with 45 additional exahash of capacity available to us between current orders and options, and with $1.6 billion of liquidity, we are now targeting 50 exahash of energized hash rate by the end of 2024 and additional growth in 2025. We look forward to continuing to build Marathon into a diverse, global, technology company that leverages digital asset compute to build a more sustainable and inclusive future.”

First Quarter 2024 Production Highlights

	Year-Over-Year Comparison			Prior Quarter Comparison
Metric(1)	Q1 2024	Q1 2023	% Δ	Q1 2024	Q4 2023	% Δ
BTC Produced	2,811	2,195	28%	2,811	4,242	(34)%
Average Bitcoin Produced per Day	30.9	24.4	27%	30.9	46.1	(33)%
Share of Available Miner Rewards (1)	3.1%	2.5%	N/A	3.1%	4.4%	N/A
Energized Hash Rate (EH/s) (2)	27.8	11.5	142%	27.8	24.7	13%
Average Operational Hash Rate (EH/s) (3)	18.2	N/A	N/A	18.2	19.4	(6)%
Installed Hash Rate (EH/s) (4)	27.8	15.4	81%	27.8	25.2	10%

N/A - Not available

1. Defined as the total amount of block rewards including transaction fees that Marathon earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period.

2. Defined as the amount of hash rate that could theoretically be generated if all miners that have been energized are currently in operation including miners that may be temporarily offline. Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

3. Defined as the average hash rate that was actually generated during the month from all operational miners. All figures are estimates and are rounded.

4. Defined as the sum of energized hash rate (see above) and hash rate that has been installed but not yet energized. Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

First Quarter 2024 Financial Results

Net income increased 184% to $337.2 million, or $1.26 per diluted share, during the three months ended March 31, 2024, from net income of $118.7 million, or $0.72 per diluted share, in the same period last year. The increase in net income was primarily driven by the favorable mark-to-market adjustment of digital assets from the newly adopted FASB fair value accounting rules, ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets, which requires on-going measurement of crypto assets to fair value.

Revenues increased 223% to $165.2 million in the first quarter of 2024 from $51.1 million in the first quarter of 2023. The increase in revenue was primarily driven by an $82.9 million increase in the average price of bitcoin mined, a $10.4 million increase in bitcoin production, and $20.8 million in revenues generated from providing hosting services as a result of the acquisition of GC Data Center Equity Holdings, LLC on January 12, 2024. Bitcoin production, and therefore revenues, generated during the quarter was negatively impacted by unexpected equipment failures, transmission line maintenance, and higher than anticipated weather-related curtailments at Garden City and other sites during the quarter. The average price of bitcoin mined was 126% higher than the average price of bitcoin mined in the prior year period. Average daily bitcoin was 30.9 bitcoin in the current year period compared with 24.4 in the prior year period.

The Company sold 26% of the bitcoin it produced during the quarter to fund operating costs.

Gains on digital assets were $488.8 million during the first quarter of 2024, compared to $137.4 million during the first quarter of 2023. The $351.4 million, or approximately 256% increase, was primarily related to the price of bitcoin increasing to $71,289 as of March 31, 2024, compared to $28,474 for the prior year period ended March 31, 2023.

Adjusted EBITDA increased 266% to $528.8 million in the first quarter of 2024 from $144.5 million in the first quarter of 2023. The $384.3 million year-over-year improvement was primarily driven by favorable fair value adjustments to digital assets of $488.8 million and higher production of bitcoin.

First Quarter 2024 Earnings Webcast and Conference Call

Marathon Digital Holdings will hold a webcast and conference call today, May 9, at 5:00 p.m. Eastern time to discuss its financial results for the quarter ended March 31, 2024.

To register to participate in the conference call or to listen to the live audio webcast, please use this link. The webcast will also be broadcast live and available for replay via the investor relations section of our website.

Earnings Webcast and Conference Call Details

Date: Today, May 9, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Registration link: LINK

If you have any difficulty connecting with the conference call, please contact Marathon’s investor relations team at ir@mara.com.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024 (the “Annual Report”). If any of these risks were to occur, our business, financial condition, results of operations or liquidity would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations or liquidity. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate future results. See “Forward-Looking Statements” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this press release relate to the expected timing and achievement of our growth targets, specifically including our anticipated hash rate and exahash growth. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and liquidity. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report, as well as other reports, we have filed with the Securities and Exchange Commission. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements made in this press release relate only to events as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

About Marathon Digital Holdings

Marathon Digital Holdings (NASDAQ:MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. Marathon secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

LinkedIn: www.linkedin.com/company/marathon-digital-holdings

Facebook: www.facebook.com/MarathonDigitalHoldings

Instagram: @marathondigitalholdings

Marathon Digital Holdings Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

Marathon Digital Holdings Media Contact:

Email: marathon@wachsman.com

MARATHON DIGITAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except share and per share data)	2024	2023
Total revenues	165,198	51,132

Costs and expenses
Cost of revenues
Mining and hosting services	(90,211)	(33,377)
Depreciation and amortization	(77,995)	(17,733)
Total cost of revenues	(168,206)	(51,110)
Operating expenses
General and administrative expenses	(73,311)	(15,135)
Gains on digital assets	488,807	137,398
Change in fair value of derivative	(15,252)	—
Early termination expenses	(22,097)	—
Amortization of intangible assets	(2,969)	—
Research and development	(2,466)	(209)
Total operating expenses	372,712	122,054
Operating income	369,704	122,076
Gain on investments	5,236	—
Net loss from extinguishment of debt	—	(333)
Loss on hedge instruments	(2,292)	—
Equity in net income of unconsolidated affiliate	1,259	—
Interest expense	(1,256)	(3,760)
Other non-operating income	2,573	791
Income before income taxes	375,224	118,774
Income tax expense	(38,051)	(75)
Net income	$337,173	$118,699

Net income per share common stock - basic	$1.30	$0.75
Weighted average shares of common stock - basic	259,098,664	159,186,506

Net income per share of common stock - diluted	$1.26	$0.72
Weighted average shares of common stock - diluted	267,912,443	168,999,461
Supplemental information:
bitcoin (“BTC”) production during the period, in whole BTC	2,811	2,195
Average bitcoin per day, in whole BTC	30.9	24.4
Total margin (total revenues less total cost of revenues)	$(3,008)	$22
Total margin excluding the impact of depreciation and amortization	$74,987	$17,755
General and administrative expenses excluding stock-based compensation	$(21,398)	$(11,399)
Installed Hash Rate (Exahashes per second) - at end of period (1)	27.8	15.4
Energized Hash Rate (Exahashes per second) - at end of period (1)	27.8	11.5
Average operational Hash Rate (Exahashes per second) (1)	18.2	6.9
Cost per Petahash Rate per day (1)	45.2	53.7
Share of available miner rewards	3.1%	2.5%
Number of blocks won	368	221
Transaction fees as a percentage of total	7.0%	2.4%

Reconciliation to Adjusted EBITDA:
Net income	$337,173	$118,699
Exclude: Interest expense	1,256	3,760
Exclude: Income tax expense	38,051	75
EBIT	376,480	122,534
Exclude: Depreciation and amortization	83,548	17,733
EBITDA	460,028	140,267
Exclude: Stock compensation expense	51,913	3,945
Exclude: Early termination expenses	22,097	—
Exclude: Gain on investments	(5,236)	—
Exclude: Net loss from extinguishment of debt	—	333
Adjusted EBITDA (2)	$528,802	$144,545

(1) The Company defines Energized Hash Rate as the total hash rate that could theoretically be generated if all mining rigs that have been operational / energized are currently in operation and running at 100% of the manufacturers’ specifications (includes mining servers that are offline for maintenance or similar reasons). The Company uses this metric as an indicator of progress in bringing rigs on-line. The Company defines Avg. Operational Hash Rate as the average hash rate that was actually generated during the period from all operational miners. The Company uses this metric as an indicator of its operational progress. The Company defines Installed Hash Rate as the sum of Energized Hash Rate and hash rate that has been installed but is not yet operational (e.g. mining rigs that have been installed, but are not yet energized and in operation). The Company uses this metric as an indicator of progress in deploying mining rigs at its production sites. Cost per Petahash Rate per day is calculated using mining cost of revenues, excluding depreciation and amortization, divided by the Average operational Hash Rate, excluding the Company’s share of the hash rate for the equity method investee, the ADGM entity. Hash rates are estimates based on the manufacturers’ specifications. All figures are estimates and rounded.

The Company believes that these metrics are useful as an indicator of potential bitcoin production. However, these metrics cannot be tied directly to any production level expected to be actually achieved as (a) there may be delays in the energization of Installed Hash Rate (b) the Company cannot predict when installed and energized rigs may be offline for any reason, including curtailment or machine failure and (c) the Company cannot predict Global Hash Rate (and therefore the Company’s share of the Global Hash Rate), which has significant impact on the Company’s ability to generate bitcoin in any given period.

(2) Non-GAAP Financial Measures In addition to our results determined in accordance with GAAP, the Company also provides adjusted EBITDA and total margin excluding depreciation and amortization, which are non-GAAP measures. The Company provides investors with reconciliations from net loss to adjusted EBITDA and total margin to total margin excluding depreciation and amortization as components of Management’s Discussion and Analysis. The Company defines adjusted EBITDA as (a) GAAP net income (loss) plus (b) adjustments to add back the impacts of (1) depreciation and amortization, (2) interest expense, (3) income tax expense (benefit) and (4) adjustments for non-cash and non-recurring items which currently include (i) stock compensation expense, (ii) early termination expenses, (iii) gain on investments, and (iv) losses from extinguishment of debt. The Company defines total margin excluding depreciation and amortization as (a) GAAP total margin less (b) depreciation and amortization.

Adjusted EBITDA and total margin excluding depreciation and amortization are not financial measures of performance under GAAP and, as a result, these measures may not be comparable to similarly titled measures of other companies. Non-GAAP financial measures are subject to material limitations as they are not in accordance with, or a substitute for, measurements prepared in accordance with GAAP. These non-GAAP measures are not meant to be considered in isolation and should be read only in conjunction with our Interim Reports on Form 10-Q and our Annual Reports on Form 10-K as filed with the Securities and Exchange Commission. Management uses adjusted EBITDA, total margin excluding depreciation and amortization, and the supplemental information provided herein as a means of understanding, managing, and evaluating business performance and to help inform operating decision making. The Company relies primarily on our condensed consolidated financial statements to understand, manage, and evaluate our financial performance and use the non-GAAP financial measures only supplementally.